Exhibit 99.1

Dreams Shareholders Approve Merger

PLANTATION, FL, June 6, 2012 – Dreams, Inc. (NYSE Amex: DRJ), a multi-channel retailer focused on the licensed sports products industry, today announced that, at a Special Meeting of shareholders held today, its shareholders have voted to approve and adopt the Amended and Restated Agreement and Plan of Merger dated April 13, 2012 among the Company, Fanatics, Inc., a Delaware corporation (“Fanatics”), and Sweet Tooth Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Fanatics.

The Board of Directors of Dreams has authorized management immediately to take all necessary steps to effectuate the merger, which Dreams expects to become effective shortly after 4:00 p.m. Eastern time today. Upon closing of the transaction, the Company will become a wholly-owned subsidiary of Fanatics, the Company’s common stock will no longer be listed on the NYSE Amex Equities Exchange and the Company’s shareholders will be entitled to receive $3.45 in cash for each share of the Company’s common stock.

About Fanatics, Inc.

Fanatics provides e-commerce, merchandising, marketing and fulfillment services for professional sports leagues and teams, collegiate athletic programs and conferences, and other major sports properties. Offering broad assortments online consisting of hundreds of thousands of officially licensed items, Fanatics leverages both its large network of partners and its own collection of proprietary brands to distribute goods to consumers all over the world. www.fanatics.com.

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.DreamsCorp.com.

Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with PNC Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the company.